Exhibit 2.0

PLAN OF CONVERSION AND REORGANIZATION

OF

FRANKLIN FINANCIAL CORPORATION MHC

AND

FRANKLIN FEDERAL SAVINGS BANK

AS ADOPTED ON SEPTEMBER 16, 2008,

AND AS AMENDED AND RESTATED ON OCTOBER 26, 2010

AND AS AMENDED ON DECEMBER 6, 2010

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22.	Dividend and Repurchase Restrictions on Stock	22

23.	Amendment or Termination of the Plan	22

24.	Interpretation of the Plan	23

INDEX TO ANNEXES

Federal Charter and Bylaws of Mid-Tier Holding Company	Annex A

Agreement and Plan of Merger between the Mutual Holding Company and the Mid-Tier Holding Company	Annex B

Agreement and Plan of Merger between the Holding Company and the Mid-Tier Holding Company	Annex C

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1.	INTRODUCTION

For purposes of this section, all capitalized terms have the meanings ascribed to them in Section 2.

On August 14, 2001, Franklin Federal Savings Bank (the “Bank”) reorganized into the mutual holding company form of organization whereby the Bank became a wholly owned subsidiary of Franklin Financial Corporation MHC (the “MHC”). This Plan of Conversion and Reorganization provides for the conversion of the MHC from the mutual holding company form of organization to the stock holding company form of organization in a multi-step transaction, as is described in more detail below. Upon completion of the Conversion, the Bank will operate as a wholly-owned subsidiary of Franklin Financial Corporation, a to be formed Virginia stock corporation (the “Holding Company”).

The Boards of Directors of the MHC and the Bank have considered the alternatives available with respect to their corporate structure and have determined that a mutual to stock conversion, as described in the Plan, is in the best interests of the MHC, the Members of the MHC and the Bank. The Boards of Directors determined that this Plan of Conversion and Reorganization equitably provides for the interests of Members through the granting of subscription rights and the establishment of a liquidation account.

The Conversion will raise capital which will enable the Bank to: (1) support future lending and operational growth, including branching activities and acquisitions of other financial institutions or financial services companies; (2) increase its ability to render services to the communities it serves; (3) compete more effectively with commercial banks and other financial institutions for new business opportunities; and (4) increase its equity capital base and access the capital markets when needed. The Conversion will also enable the Holding Company and the Bank to adopt stock benefit plans that will make the Bank more competitive in providing incentive compensation to management and employees.

As the first step in the transaction, the Plan of Conversion and Reorganization provides for the formation of a new federally chartered entity that will become the federally chartered Mid-Tier Holding Company and own 100% of the outstanding common stock of the Bank (the “Reorganization”). As described in more detail in Section 3, subsequent to the completion of Reorganization into the Mid-Tier Holding Company structure, the Bank will convert from the mutual holding company form of organization to the stock holding company form of organization through a series of substantially simultaneous mergers pursuant to which (i) the MHC will cease to exist and a liquidation account will be established by the Holding Company and the Bank for the benefit of Members as of specified dates, and (ii) the Bank will become a wholly owned subsidiary of the Holding Company.

In connection with the Conversion, the Holding Company will offer shares of Common Stock in the Offerings as provided herein. Shares of Common Stock will be offered in a Subscription Offering in descending order of priority to Eligible Account Holders, Tax-Qualified Employee Stock Benefit Plans, Supplemental Eligible Account Holders and Other Members. The Subscription Rights granted in connection with the Subscription Offering are non-transferable. Any shares of Common Stock remaining unsold in the Subscription Offering may be offered for sale to the public through a Community Offering, Syndicated Community Offering and/or Public Offering, as determined by the Board of Directors of the Holding Company in its sole discretion.

In furtherance of the Bank’s commitment to its community, the Plan of Conversion provides for the Holding Company to contribute Common Stock to The Franklin Federal Foundation, a charitable foundation established by the Bank (the “Foundation”). The contribution to the Foundation is intended to complement the Bank’s existing community reinvestment activities in a manner that will allow the Bank’s local community to share in the growth and profitability of the Holding Company and the Bank over the long term. Consistent with this goal, the Holding Company intends to donate to the Foundation authorized but unissued shares of Common Stock in an amount up to 8% of the number of shares of Common Stock issued in the Conversion, including shares of Common Stock issued to the Foundation. A portion of the value of this donation may be in cash rather than Common Stock.

On September 16, 2008, after careful study and consideration, the Boards of Directors of the MHC and the Bank adopted this Plan, including the contribution to the Foundation. The Plan and the contribution to the Foundation must be approved by the affirmative vote of a majority of the total number of votes eligible to be cast by Members of the MHC. Before submitting the Plan and the contribution to the Foundation to the Members for consideration, the Plan and the contribution to the Foundation must be approved by the Office of Thrift Supervision (“OTS”).

After the Conversion and Reorganization, the Bank will continue to be regulated by the OTS, as its chartering authority, and by the FDIC, which insures the Bank’s deposits. In addition, the Bank will continue to be a member of the Federal Home Loan Bank System and all insured savings deposits will continue to be insured by the FDIC up to the maximum limit provided by law.

2.	DEFINITIONS.

As used in this Plan, the terms set forth below have the following meaning:

ACTING IN CONCERT means (i) knowing participation in a joint activity or interdependent conscious parallel action towards a common goal whether or not pursuant to an express agreement or understanding; or (ii) a combination or pooling of voting or other interests in the securities of an issuer for a common purpose pursuant to any contract, understanding, relationship, agreement or other arrangement, whether written or otherwise. A Person or company that acts in concert with another Person or company (“other party”) shall also be deemed to be acting in concert with any Person or company that is also acting in concert with that other party, except that any Tax-Qualified Employee Stock Benefit Plan will not be deemed to be acting in concert with its trustee or a person who serves in a similar capacity solely for the purpose of determining whether stock held by the trustee and stock held by the plan will be aggregated and participants or beneficiaries of any such Tax-Qualified Employee Stock Benefit Plan will not be deemed to be acting in concert solely as a result of their common interests as participants or beneficiaries. When Persons act together for such purpose, their group is deemed to have acquired their stock. The determination of whether a group is Acting in Concert shall be made solely by the Board of Directors of the Bank or Officers delegated by such Board and may be based on any evidence upon which the Board or such delegatee chooses to rely, including, without limitation, joint account relationships or the fact that such Persons share a common address (whether or not related by blood or marriage) or have filed joint Schedules 13D or Schedules 13G with the SEC with respect to other companies. Directors of the Holding Company, Mid-Tier Holding Company, the Bank and the MHC shall not be deemed to be Acting in Concert solely as a result of their membership on any such board or boards.

ACTUAL PURCHASE PRICE means the price per share at which the Common Stock is ultimately sold by the Holding Company in the Offerings in accordance with the terms hereof.

AFFILIATE means a Person who, directly or indirectly, through one or more intermediaries, controls or is controlled by or is under common control with the Person specified.

ASSOCIATE of a Person means (i) a corporation or organization (other than the MHC, the Mid-Tier Holding Company, the Holding Company, the Bank or a majority-owned subsidiary of the MHC, the Mid-Tier Holding Company, the Holding Company or the Bank), if the Person is a senior officer or partner or beneficially owns, directly or indirectly, 10% or more of any class of equity securities of the corporation or organization, (ii) a trust or other estate, if the Person has a substantial beneficial interest in the trust or estate or is a trustee or fiduciary of the trust or estate, provided, however, that such term shall not include any Tax-Qualified Employee Stock Benefit Plan of the MHC, the Mid-Tier Holding Company, the Holding Company or the Bank in which such Person has a substantial beneficial interest or serves as a trustee or in a similar fiduciary capacity, and (iii) any person who is related by blood or marriage to such Person and who lives in the same home as the Person or who is a director or senior officer of the MHC, the Mid-Tier Holding Company, the Holding Company or the Bank or any of their subsidiaries.

BANK means Franklin Federal Savings Bank, a federally chartered savings bank.

BANK BENEFIT PLANS includes, but is not limited to, Tax-Qualified Employee Stock Benefit Plans and Non-Tax-Qualified Employee Stock Benefit Plans.

BANK COMMON STOCK means the common stock of the Bank, par value $10.00 per share, which stock is not and will not be insured by the FDIC or any other governmental authority, all of which will be held by the Holding Company after the Conversion and Reorganization.

BANK LIQUIDATION ACCOUNT means the account established in the Bank representing the liquidation interests received by Eligible Account Holders and Supplemental Eligible Account Holders in exchange for their interest in the MHC in connection with the Conversion and Reorganization, as in accordance with Section 14 hereof.

CODE means the Internal Revenue Code of 1986, as amended.

COMMON STOCK means the shares of common stock, par value $0.01 per share, to be issued and sold by the Holding Company in the Offerings and contributed to the Foundation, all pursuant to this Plan of Conversion and Reorganization. The Common Stock will not be insured by the FDIC.

COMMUNITY OFFERING means the offering for sale by the Holding Company of any shares of Common Stock not subscribed for in the Subscription Offering to such Persons as may be selected by the Holding Company and the Bank in their sole discretion and to whom a copy of the Prospectus is delivered by or on behalf of the Holding Company.

CONTROL (including the terms “controlling,” “controlled by,” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

CONVERSION AND REORGANIZATION means the series of transactions provided for in this Plan, including, but not limited to: (i) the reorganization of the MHC and the Bank into the Mid-Tier Holding Company structure, which shall be consummated prior to steps (ii) through (iv) herein; (ii) the merger of the MHC with and into the Mid-Tier Holding Company pursuant to which the MHC will cease to exist; (iii) the merger of the Mid-Tier Holding Company with the Holding Company, pursuant to which it will cease to exist and, in connection therewith, each share of Mid-Tier Holding Company common stock outstanding, if any, immediately before the effective time thereof shall automatically be converted into and become the right to receive shares of Holding Company Common Stock; and (iv) the issuance of Common Stock in the Offerings and the contribution of Common Stock to the Foundation as provided herein.

DEPOSIT ACCOUNT means any withdrawable account as defined in Section 561.42 of the Rules and Regulations of the OTS, including a demand account as defined in Section 561.16 of the Rules and Regulations of the OTS, provided, however, that the term “Deposit Account” shall not include any escrow accounts maintained at the Bank.

ELIGIBLE ACCOUNT HOLDER means any Person holding a Qualifying Deposit on the Eligibility Record Date for purposes of determining Subscription Rights.

ELIGIBILITY RECORD DATE means the date for determining Qualifying Deposits of Eligible Account Holders and is the close of business on September 30, 2009.

ESOP means a Tax-Qualified Employee Stock Benefit Plan adopted by the Holding Company or the Bank in connection with the Conversion and Reorganization, the purpose of which shall be to acquire shares of the Common Stock.

ESTIMATED PRICE RANGE means the range of the estimated aggregate pro forma market value of the total number of shares of Common Stock to be issued in the Offerings, as determined by the Independent Appraiser in accordance with Section 4 hereof.

FDIC means the Federal Deposit Insurance Corporation or any successor thereto.

FOUNDATION means The Franklin Federal Foundation, a private foundation under Section 501(c)(3) of the Code. The Holding Company intends to donate Common Stock to the Foundation in connection with the Conversion and Reorganization, as described in Section 3A herein. A portion of the donation may also be in cash.

HOLDING COMPANY means Franklin Financial Corporation, the to be formed Virginia stock corporation that will hold all of the outstanding capital stock of the Bank upon the completion of the Conversion and Reorganization.

INDEPENDENT APPRAISER means the independent financial consulting firm retained by the Primary Parties to prepare an appraisal of the estimated pro forma market value of the Common Stock.

INITIAL PURCHASE PRICE means the price per share to be paid initially by Participants for shares of Common Stock subscribed for in the Subscription Offering and by Persons for shares of Common Stock ordered in the Community Offering and/or Syndicated Community Offering or the Public Offering.

LIQUIDATION ACCOUNT means the account representing the liquidation interests received by Eligible Account Holders and Supplemental Eligible Account Holdings in exchange for their interest in the MHC in connection with the Conversion and Reorganization, as in accordance with Section 14 hereof.

MANAGEMENT PERSON means any Officer or director of the Bank, the MHC, the Mid-Tier Holding Company or the Holding Company or any Affiliate of the Bank, the MHC, the Mid-Tier Holding Company or the Holding Company and any person Acting in Concert with such Officer or director.

MAXIMUM SHARES mean the number of shares representing the maximum of the Estimated Price Range as set forth in the Prospectus.

MEMBER means any Person qualifying as a member of the MHC in accordance with its charter and bylaws and the laws of the United States.

MHC means Franklin Financial Corporation MHC, a federally-chartered mutual holding company.

MHC MERGER means the merger of the MHC with and into the Mid-Tier Holding Company pursuant to the Agreement and Plan of Merger attached to this Plan as Annex B hereto.

MID-TIER HOLDING COMPANY means FFC, Inc., a federal stock holding company to be formed in connection with the Conversion and Reorganization.

MID-TIER HOLDING COMPANY MERGER means the merger of the Mid-Tier Holding Company with and into the Holding Company pursuant to the Agreement and Plan of Merger attached to this Plan as Annex C.

OFFERINGS mean the offering of Common Stock to Persons other than the Foundation in the Subscription Offering, the Community Offering, the Syndicated Community Offering or the Public Offering.

OFFICER means the chairman of the board, president, chief executive officer, vice president, secretary, treasurer or principal financial officer, comptroller or principal accounting officer and any other person performing similar functions with respect to any organization whether incorporated or unincorporated.

ORDER FORM means the form or forms to be provided by the Holding Company, containing all such terms and provisions as set forth in Section 11 hereof, to a Participant or other Person by which Common Stock may be ordered in the Offerings.

OTHER MEMBER means a Voting Member who is not an Eligible Account Holder or a Supplemental Eligible Account Holder.

OTS means the Office of Thrift Supervision or any successor thereto.

PARTICIPANT means any Eligible Account Holder, Tax-Qualified Employee Stock Benefit Plan, Supplemental Eligible Account Holder or Other Member, but does not include the Foundation.

PERSON means an individual, a corporation, a partnership, an association, a joint stock company, a limited liability company, a trust, an unincorporated organization or a government or any political subdivision of a government.

PLAN and PLAN OF CONVERSION AND REORGANIZATION mean this Plan of Conversion and Reorganization as adopted by the Boards of Directors of the MHC and the Bank and any amendment hereto approved as provided herein. The Boards of Directors of the Mid-Tier Holding Company and Holding Company shall adopt this Plan as soon as practicable following each entity’s organization.

PLAN PARTICIPANT means any individual participant in a Tax-Qualified Employee Stock Benefit Plan.

PREFERRED SUBSCRIBERS mean natural persons residing in the Counties of Chesterfield, Hanover, Henrico and the City of Richmond in Virginia.

PRIMARY PARTIES mean the MHC, the Bank, the Mid-Tier Holding Company and the Holding Company.

PROSPECTUS means the one or more documents to be used in offering the Common Stock in the Offerings.

PROXY STATEMENT means the document used to solicit approval of the Plan and the funding of the Foundation by Voting Members.

PUBLIC OFFERING means an underwritten firm commitment offering to the public through one or more underwriters.

QUALIFYING DEPOSIT means: the aggregate balance of all Deposit Accounts in the Bank of (i) an Eligible Account Holder at the close of business on the Eligibility Record Date, provided such aggregate balance is not less than $50.00; and (ii) a Supplemental Eligible Account Holder at the close of business on the Supplemental Eligibility Record Date, provided such aggregate balance is not less than $50.00.

REORGANIZATION means formation of the Mid-Tier Holding Company and the reorganization of the MHC and the Bank into the two-tier mutual holding company structure

SEC means the U.S. Securities and Exchange Commission or any successor thereto.

SPECIAL MEETING means the Special Meeting of Voting Members called for the purpose of submitting this Plan and the contribution of Common Stock to the Foundation to the Members for their approval, including any adjournments or postponements of such meeting.

SUBSCRIPTION OFFERING means the offering of the Common Stock to Participants.

SUBSCRIPTION RIGHTS mean non-transferable rights to subscribe for Common Stock granted to Participants pursuant to the terms of this Plan.

SUPPLEMENTAL ELIGIBLE ACCOUNT HOLDER means any Person, except directors and Officers of the MHC, the Mid-Tier Holding Company, the Holding Company or the Bank (unless the OTS grants a waiver to permit a director or Officer to be included) and their Associates, holding a Qualifying Deposit at the close of business on the Supplemental Eligibility Record Date.

SUPPLEMENTAL ELIGIBILITY RECORD DATE, if applicable, means the date for determining Supplemental Eligible Account Holders and shall be required if the Eligibility Record Date is more than 15 months prior to the date of the approval of the Plan by the OTS. If applicable, the Supplemental Eligibility Record Date shall be the last day of the calendar quarter preceding OTS approval of the Conversion and Reorganization.

SYNDICATED COMMUNITY OFFERING means the offering for sale by a syndicate of broker-dealers to the general public of shares of Common Stock not purchased in the Subscription Offering and the Community Offering.

TAX-QUALIFIED EMPLOYEE STOCK BENEFIT PLAN means any defined benefit plan or defined contribution plan, such as an employee stock ownership plan, stock bonus plan, profit-sharing plan or other plan, which is established for the benefit of the employees of the Holding Company and/or the Bank and any Affiliate thereof and which, with its related trust, meets the requirements to be

“qualified” under Section 401 of the Code as from time to time in effect. A “Non-Tax-Qualified Employee Stock Benefit Plan” is any defined benefit plan or defined contribution stock benefit plan that is not so qualified.

VOTING MEMBER means a Person who, at the close of business on the Voting Record Date, is entitled to vote as a Member of the MHC in accordance with its mutual charter and bylaws.

VOTING RECORD DATE means the date or dates for determining the eligibility of Members to vote at the Special Meeting.

3.	GENERAL PROCEDURE FOR THE CONVERSION AND REORGANIZATION.

A.	Steps for Conversion and the Reorganization

The Conversion and Reorganization may be effected in the manner set forth herein or in any manner approved by the OTS that is consistent with the purposes of this Plan and applicable law and regulations. This Plan is subject to the approval of the OTS and must be adopted by at least a majority of the total number of votes eligible to be cast by Voting Members at the Special Meeting of Members. It is currently anticipated that the Conversion and Reorganization will be effected in accordance with the procedures specified below:

(i) The MHC will form the Mid-Tier Holding Company as a wholly-owned federal stock subsidiary, with the federal charter and bylaws in the form attached hereto as Annex A. The Officers and directors of the MHC shall serve as officers and directors of the Mid-Tier Holding Company. The MHC will transfer all of the outstanding shares of Bank common stock held by it to the Mid-Tier Holding Company in exchange for shares of common stock of the Mid-Tier Holding Company. This step will be consummated prior to the Conversion and Reorganization.

(ii) The Holding Company shall be organized as a subsidiary of the Mid-Tier Holding Company. The MHC shall merge with and into the Mid-Tier Holding Company in the MHC Merger with the Mid-Tier Holding Company being the surviving institution. Immediately thereafter, the Mid-Tier Holding Company shall merge with and into the Holding Company in the Mid-Tier Holding Company Merger, with the Holding Company being the surviving institution. As a result of the MHC Merger and the Mid-Tier Holding Company Merger, (x) the shares of Mid-Tier Holding Company common stock held by the MHC shall be extinguished and (y) the liquidation interests in the Mid-Tier Holding Company constructively received by certain Members immediately prior to the Conversion and Reorganization will automatically, without further action on the part of the holders thereof, be exchanged for an interest in the Liquidation Account. As a result of the Mid-Tier Holding Company Merger, the shares of Bank Common Stock held by the Mid-Tier Holding Company shall be owned by the Holding Company, with the result that the Bank shall become a wholly owned subsidiary of the Holding Company. In exchange for Bank Common Stock and the Bank Liquidation Account, the Holding Company shall contribute to the Bank an amount of the net proceeds received by the Holding Company from the sale of Common Stock as shall be determined by the Boards of Directors of the Holding Company and the Bank and as shall be approved by the OTS, but not less than fifty percent (50%) of the net proceeds received by the Holding Company from the sale of the Common Stock, unless otherwise approved by the OTS.

(iii) The Holding Company shall sell the Common Stock in the Offerings, as provided herein.

The effective date of the Conversion and Reorganization shall be the date upon which the last of the following actions occurs: (i) the filing of Articles of Merger with the Commonwealth of Virginia with respect to the Mid-Tier Holding Company Merger, (ii) the filing of Articles of Combination with the OTS with respect to the MHC Merger, and (iii) the closing of the issuance of the shares of Common Stock in the Offerings. The filing of Articles of Combination and Articles of Merger relating to the MHC Merger and the Mid-Tier Holding Company Merger and the closing of the issuance of shares of Common Stock in the Offerings shall not occur until all requisite regulatory and Member approvals have been obtained, all applicable waiting periods have expired and sufficient subscriptions and orders for the Common Stock have been received. It is intended that the closing of the Reorganization occur prior to the Conversion. It is intended that the MHC Merger and the Mid-Tier Holding Company Merger and the sale of shares of Common Stock in the Offerings shall occur consecutively and substantially simultaneously.

B.	Regulatory Filings

(i) To the extent required by applicable laws and regulations, or as the OTS may otherwise require, the MHC, the Mid-Tier Holding Company and the Bank shall provide public notice of the adoption of the Plan. Such notice shall be made by means of the placing of an advertisement in a newspaper of general circulation in each community where the Bank maintains an office. In addition, the Bank shall cause copies of the Plan to be made available at each of its offices for inspection by Members.

(ii) An application to form the Mid-Tier Holding Company shall be filed with the OTS for approval prior to the Conversion and Reorganization. An Application for the Conversion and Reorganization, including the Plan and all other requisite material (the “Application for Conversion”), shall be submitted to the OTS for approval. The MHC, the Mid-Tier Holding Company and the Bank will again cause to be published, in accordance with the requirements of applicable regulations of the OTS, a notice of the filing with the OTS of an application to form the Mid-Tier Holding Company and an application to convert the MHC and will post the notices of the filing for the Applications, as applicable, in each of the Bank’s offices.

(iii) The Primary Parties shall submit or cause to be submitted to the OTS all holding company, merger, and other applications or notices necessary for the Conversion and Reorganization. All notices required to be published in connection with such applications shall be published at the times required.

(iv) The Holding Company shall file one or more Registration Statements with the SEC to register the Holding Company Common Stock to be issued in the Conversion and Reorganization under the Securities Act of 1933, as amended, and, where required, shall register such Holding Company Common Stock under any applicable state securities laws. Upon registration and after the receipt of all required regulatory approvals, the Common Stock shall be first offered for sale in a Subscription Offering to Eligible Account Holders, the Tax-Qualified Employee Stock Benefit Plan, Supplemental Eligible Account Holders, if any, and Other Members. It is anticipated that any shares of Common Stock remaining unsold after the Subscription Offering will be sold through a Community Offering and a Syndicated Community Offering and/or a Public Offering. The purchase price per share for the Common Stock shall be a uniform price determined in accordance with Section 4 hereof and shall be set forth in the Prospectus.

C.	Approval of Plan By Voting Members; Special Meeting of Members

(i) The MHC shall file preliminary proxy materials with the OTS, as required. Promptly following receipt of requisite approval of the OTS, this Plan will be submitted to the Voting Members for their consideration and approval at the Special Meeting of Members. The Plan must be approved by a majority of the total number of votes eligible to be cast by Voting Members at the Special Meeting of Members. The MHC will mail to all Members as of the Voting Record Date, at their last known address appearing on the records of the Bank as of the Voting Record Date, a notice of special meeting and a proxy statement describing the Plan.

(ii) At the Special Meeting of Members, each Voting Member shall be entitled to cast one vote in person or by proxy for every $100.00 of Deposit Accounts, or fraction thereof, such Voting Member had at the Bank as of the Voting Record Date. In addition, each borrower of the Bank as of October 15, 1997, whose borrowing is still in existence as of the Voting Record Date shall be entitled to one vote. No Voting Member may cast more than 1,000 votes at the Special Meeting of Members. Deposits held in trust or other fiduciary capacity may be voted by the trustee or other fiduciary to whom voting rights are provided under the trust instrument or other governing document or applicable law. Deposits held in an Individual Retirement Account or Keogh Account may be voted by the MHC if no other instructions are received. Only Voting Members who continue to be Members as of the date of the Special Meeting or any postponement or adjournment thereof will be entitled to vote at the Special Meeting or any adjournment of the Special Meeting.

D.	Expenses

The Primary Parties may retain and pay for the services of financial and other advisors and investment bankers to assist in connection with any or all aspects of the Conversion and Reorganization, including the payment of fees to brokers for assisting Persons in completing and/or submitting Order Forms. The Primary Parties shall use their best efforts to ensure that all fees, expenses, retainers and similar items shall be reasonable.

3A.	CONTRIBUTION TO CHARITABLE FOUNDATION.

The Holding Company intends to contribute Common Stock to The Franklin Federal Foundation, a charitable foundation established by the Bank (the “Foundation”). The contribution to the Foundation is intended to complement the Bank’s existing community reinvestment activities in a manner that will allow the Bank’s local community to share in the growth and profitability of the Holding Company and the Bank over the long term. Consistent with this goal, the Holding Company intends to donate to the Foundation authorized but unissued shares of Common Stock in an amount up to 8% of the number of shares of Common Stock issued in the Conversion and Reorganization, including shares of Common Stock issued to the Foundation. A portion of the value of this donation may be in cash, rather than Common Stock.

The contribution to the Foundation as part of the Conversion and Reorganization is subject to the receipt of OTS approval and approval of Members. The Conversion is not conditioned upon the contribution to the Foundation. The Conversion may proceed and be completed whether or not Common Stock is contributed to the Foundation.

4.	TOTAL NUMBER OF SHARES AND PURCHASE PRICE OF COMMON STOCK.

(a) The aggregate price at which shares of Common Stock shall be sold in the Offerings shall be based on a pro forma valuation of the aggregate market value of the Common Stock prepared by the Independent Appraiser. The valuation shall be based on financial information relating to the Primary Parties, market, financial and economic conditions, a comparison of the Primary Parties with selected publicly-held financial institutions and holding companies and with comparable financial institutions and holding companies and such other factors as the Independent Appraiser may deem to be important, including, but not limited to, the projected operating results and financial condition of the Holding

Company and the Bank. The valuation shall be stated in terms of an Estimated Price Range, the maximum of which shall be no more than 15% above the average of the minimum and maximum of such price range and the minimum of which shall be no more than 15% below such average. The valuation shall be updated during the Conversion and Reorganization as market and financial conditions warrant and as may be required by the OTS.

(b) Based upon the independent valuation, the Boards of Directors of the Primary Parties shall fix the Initial Purchase Price and the number of shares of Common Stock to be offered in the Offerings. The Initial Purchase Price per share for the Common Stock shall be a uniform price determined in accordance with applicable OTS rules and regulations. The Actual Purchase Price and the total number of shares of Common Stock to be issued in the Offerings shall be determined by the Boards of Directors of the Primary Parties upon conclusion of the Offerings in consultation with the Independent Appraiser and any financial advisor or investment banker retained by the Primary Parties in connection with the Offerings.

(c) Subject to the approval of the OTS, the Estimated Price Range may be increased or decreased to reflect market, financial and economic conditions before completion of the Conversion and Reorganization or to fill the order of the Tax-Qualified Employee Stock Benefit Plans, and under such circumstances the Primary Parties may increase or decrease the total number of shares of Common Stock to be issued in the Offerings to reflect any such change. Notwithstanding anything to the contrary contained in this Plan, no resolicitation of subscribers shall be required and subscribers shall not be permitted to modify or cancel their subscriptions unless the gross proceeds from the sale of the Common Stock in the Offerings are less than the minimum or more than 15% above the maximum of the Estimated Price Range set forth in the Prospectus. In the event of an increase in the total number of shares offered in the Offerings due to an increase in the Estimated Price Range, the priority of share allocation shall be as set forth in this Plan.

5.	SUBSCRIPTION RIGHTS OF ELIGIBLE ACCOUNT HOLDERS (FIRST PRIORITY).

(a) Each Eligible Account Holder shall receive, as first priority and without payment, Subscription Rights to purchase up to the greater of (i) $800,000 of Common Stock (or such maximum purchase limitation as may be established for the Community Offering, and/or Syndicated Community Offering), (ii) one-tenth of 1% of the total offering of shares offered in the Subscription Offering, or (iii) 15 times the product (rounded down to the next whole number) obtained by multiplying the total number of shares of Common Stock issued by a fraction, of which the numerator is the amount of the Qualifying Deposits of the Eligible Account Holder and the denominator is the total amount of all Qualifying Deposits of all Eligible Account Holders, in each case subject to Sections 10 and 13 hereof.

(b) In the event of an oversubscription for shares of Common Stock pursuant to Section 5(a), available shares shall be allocated among subscribing Eligible Account Holders so as to permit each such Eligible Account Holder, to the extent possible, to purchase a number of shares which will make his or her total allocation equal to the lesser of the number of shares subscribed for or 100 shares. Any available shares remaining after each subscribing Eligible Account Holder has been allocated the lesser of the number of shares subscribed for or 100 shares shall be allocated among the subscribing Eligible Account Holders whose subscriptions remain unsatisfied in the proportion that the Qualifying Deposit of each such subscribing Eligible Account Holder bears to the total Qualifying Deposits of all such subscribing Eligible Account Holders whose orders are unfilled, provided that no fractional shares shall be issued.

(c) Subscription Rights of Eligible Account Holders who are also directors or Officers of the Primary Parties and their Associates shall be subordinated to those of other Eligible Account Holders to the extent that they are attributable to increased deposits during the one-year period preceding the Eligibility Record Date.

6.	SUBSCRIPTION RIGHTS OF TAX-QUALIFIED EMPLOYEE STOCK BENEFIT PLANS (SECOND PRIORITY).

Tax-Qualified Employee Stock Benefit Plans shall receive, without payment, Subscription Rights to purchase in the aggregate up to 10% of the Common Stock issued in connection with the Conversion and Reorganization, including the Common Stock contributed to the Foundation. The Subscription Rights granted to Tax-Qualified Employee Stock Benefit Plans shall be subject to the availability of shares of Common Stock after taking into account the shares of Common Stock purchased by Eligible Account Holders; provided, however, that if the total number of shares of Common Stock is increased to any amount greater than the Maximum Shares, the ESOP shall have a priority right to purchase any such shares exceeding the Maximum Shares up to an aggregate of 10% of the Common Stock issued in connection with the Conversion and Reorganization, including the Common Stock contributed to the Foundation. Shares of Common Stock purchased by any Plan Participant in a Tax-Qualified Employee Stock Benefit Plan using funds therein pursuant to the exercise of Subscription Rights granted to such Participant in the Participant’s individual capacity as an Eligible Account Holder and/or Supplemental Eligible Account Holder and/or purchases by such Plan Participant in the Community Offering shall not be deemed to be purchases by a Tax-Qualified Employee Stock Benefit Plan for purposes of calculating the maximum amount of Common Stock that Tax-Qualified Employee Stock Benefit Plans may purchase pursuant to the first sentence of this Section 6 if the individual Plan Participant controls or directs the investment authority with respect to such account or subaccount. Consistent with applicable laws and regulations and policies and practices of the OTS, the Tax-Qualified Employee Stock Benefit Plans may use funds contributed by the Holding Company or the Bank and/or borrowed from an independent financial institution to exercise such Subscription Rights, and the Holding Company and the Bank may make scheduled discretionary contributions thereto, provided that such contributions do not cause the Bank to fail to meet any applicable regulatory capital requirement. The Tax-Qualified Employee Stock Benefit Plans may, subject to OTS approval, fill their orders, in whole or in part, through open market purchases after the closing of the Offerings.

The Tax-Qualified Employee Stock Benefit Plans shall not be deemed to be an Associate or Affiliate of, or Person Acting in Concert with, any Management Person.

7.	SUBSCRIPTION RIGHTS OF SUPPLEMENTAL ELIGIBLE ACCOUNT HOLDERS (THIRD PRIORITY).

(a) In the event that the Eligibility Record Date is more than 15 months prior to the date of OTS approval of the Plan, then, and only in that event, a Supplemental Eligibility Record Date shall be set and each Supplemental Eligible Account Holder shall receive, without payment, Subscription Rights to purchase up to the greater of (i) $800,000 of Common Stock (or such maximum purchase limitation as may be established for the Community Offering and/or Syndicated Community Offering), (ii) one-tenth of 1% of the total offering of shares in the Subscription Offering, or (iii) 15 times the product (rounded down to the next whole number) obtained by multiplying the total number of shares of Common Stock offered in the Subscription Offering by a fraction, of which the numerator is the amount of the Qualifying Deposits of the Supplemental Eligible Account Holder and the denominator is the total amount of all Qualifying Deposits of all Supplemental Eligible Account Holders, in each case subject to Sections 10 and 13 hereof and the availability of shares of Common Stock for purchase after taking into account the shares of Common Stock purchased by Eligible Account Holders and Tax-Qualified Employee Stock Benefit Plans through the exercise of Subscription Rights under Sections 5 and 6 hereof.

(b) In the event of an oversubscription for shares of Common Stock pursuant to Section 7(a), available shares shall be allocated among subscribing Supplemental Eligible Account Holders so as to permit each such Supplemental Eligible Account Holder, to the extent possible, to purchase a number of shares sufficient to make his or her total allocation (including the number of shares, if any, allocated in accordance with Section 5(a)) equal to the lesser of the number of shares subscribed for or 100 shares. Any remaining available shares shall be allocated among subscribing Supplemental Eligible Account Holders whose subscriptions remain unsatisfied in the proportion that the amount of their respective Qualifying Deposit bears to the total amount of the Qualifying Deposits of all such subscribing Supplemental Eligible Account Holders whose orders are unfilled, provided that no fractional shares shall be issued.

8.	SUBSCRIPTION RIGHTS OF OTHER MEMBERS (FOURTH PRIORITY).

(a) Each Other Member shall receive, without payment, Subscription Rights to purchase up to the greater of (i) $800,000 of Common Stock (or such maximum purchase limitation as may be established for the Community Offering and/or Syndicated Community Offering) and (ii) one-tenth of 1% of the total offering of shares in the Subscription Offering, subject to Sections 10 and 13 hereof and the availability of shares of Common Stock for purchase after taking into account the shares of Common Stock purchased by Eligible Account Holders, Tax-Qualified Employee Stock Benefit Plans and Supplemental Eligible Account Holders, if any, through the exercise of Subscription Rights under Sections 5, 6 and 7 hereof.

(b) If, pursuant to this Section 8, Other Members subscribe for a number of shares of Common Stock in excess of the total number of shares of Common Stock remaining, available shares shall be allocated among subscribing Other Members so as to permit each such Other Member, to the extent possible, to purchase a number of shares which will make his or her total allocation equal to the lesser of the number of shares subscribed for or 100 shares. Any remaining available shares shall be allocated among subscribing Other Members whose subscriptions remain unsatisfied on a pro rata basis in the same proportion as each such Other Member’s subscription bears to the total subscriptions of all such subscribing Other Members, provided that no fractional shares shall be issued.

9.	COMMUNITY OFFERING, SYNDICATED COMMUNITY OFFERING, PUBLIC OFFERING AND OTHER OFFERINGS.

(a) If less than the total number of shares of Common Stock offered by the Holding Company are sold in the Subscription Offering, it is anticipated that all remaining shares of Common Stock shall, if practicable, be sold in a Community Offering. Subject to the requirements set forth herein, the manner in which the Common Stock is sold in the Community Offering shall have as the objective the achievement of the widest possible distribution of such stock. The Primary Parties may commence the Community Offering concurrently with, at any time during, or as soon as practicable after the end of, the Subscription Offering, and the Community Offering must be completed within 45 days after the completion of the Subscription Offering, unless extended by the Primary Parties with any required regulatory approval.

(b) In the event of a Community Offering, all shares of Common Stock that are not subscribed for in the Subscription Offering shall be offered for sale by means of a direct community marketing program, which may provide for the use of brokers, dealers or investment banking firms experienced in the sale of financial institution securities. Any available shares in excess of those not subscribed for in the Subscription Offering will be available for purchase by members of the general public to whom a Prospectus is delivered by the Holding Company or on its behalf, with preference given first to Preferred Subscribers.

(c) A Prospectus and Order Form shall be furnished to such Persons as the Primary Parties may select in connection with the Community Offering, and each order for Common Stock in the Community Offering shall be subject to the absolute right of the Primary Parties to accept or reject any such order in whole or in part either at the time of receipt of an order or as soon as practicable following completion of the Community Offering. Available shares will be allocated first to each Preferred Subscriber whose order is accepted in an amount equal to the lesser of 100 shares or the number of shares subscribed for by each such Preferred Subscriber, if possible. Thereafter, unallocated shares shall be allocated among the Preferred Subscribers whose accepted orders remain unsatisfied in the same proportion that the unfilled order bears to the total unfilled orders of all Preferred Subscribers whose accepted orders remain unsatisfied, provided that no fractional shares shall be issued. If there are any shares remaining after all accepted orders by Preferred Subscribers have been satisfied, such remaining shares shall be allocated to other members of the general public who purchase in the Community Offering, applying the same allocation described above for Preferred Subscribers.

(d) No Person may purchase more than $800,000 of Common Stock in the Community Offering; provided, however, that this amount may be increased to up to 5% of the total offering of shares of Common Stock or decreased to less than $800,000 upon resolution of the Boards of Directors of the Primary Parties, subject to any required regulatory approval but without the further approval of Members or the resolicitation of subscribers.

(e) Subject to such terms, conditions and procedures as may be determined by the Primary Parties, all shares of Common Stock not subscribed for in the Subscription Offering or ordered in the Community Offering may be sold by a syndicate of broker-dealers to the general public in a Syndicated Community Offering. Each order for Common Stock in the Syndicated Community Offering shall be subject to the absolute right of the Primary Parties to accept or reject any such order in whole or in part either at the time of receipt of an order or as soon as practicable after completion of the Syndicated Community Offering. The amount of Common Stock that any Person may purchase in the Syndicated Community Offering shall not exceed $800,000 of Common Stock, provided, however, that this amount may be increased to up to 5% of the total offering of shares of Common Stock or decreased to less than $800,000 upon resolution of the Boards of Directors of the Primary Parties, subject to any required regulatory approval but without the further approval of Members or the resolicitation of subscribers; and provided further that, to the extent applicable, and subject to the limitations on purchases of Common Stock set forth in this Section 9(e) and Section 10 of this Plan, orders for Common Stock in the Syndicated Community Offering, unless OTS permits otherwise, shall first be filled to a maximum of 2% of the total number of shares of Common Stock sold in the Offerings and thereafter any remaining shares shall be allocated on an equal number of shares per order basis until all orders have been filled, provided no fractional shares shall be issued. The Primary Parties may commence the Syndicated Community Offering concurrently with, at any time during, or as soon as practicable after the end of, the Subscription Offering and/or Community Offering, and the Syndicated Community Offering must be completed within 45 days after the completion of the Subscription Offering, unless extended by the Primary Parties with any required regulatory approval.

(f) The Primary Parties may sell any shares of Common Stock remaining following the Subscription Offering, Community Offering and/or in a Syndicated Community Offering in a Public Offering. The provisions of Section 10 hereof shall not be applicable to the sales to underwriters for purposes of the Public Offering but shall be applicable to sales by the underwriters to the public. The price to be paid by the underwriters in such an offering shall be equal to the Actual Purchase Price less an underwriting discount to be negotiated among such underwriters and the Primary Parties, subject to any required regulatory approval or consent.

(g) If, for any reason, a Syndicated Community Offering or Public Offering of shares of Common Stock not sold in the Subscription Offering and the Community Offering cannot be effected, or if any insignificant residue of shares of Common Stock is not sold in the Subscription Offering, Community Offering or Syndicated Community Offering, the Primary Parties shall use their best efforts to obtain other purchasers for such shares in such manner and upon such conditions as may be satisfactory to the OTS.

10.	LIMITATIONS ON SUBSCRIPTIONS AND PURCHASES OF COMMON STOCK.

The following limitations shall apply to all purchases of Common Stock in the Offerings:

(a) Except for Tax-Qualified Employee Stock Benefit Plans as set forth in Section 10(b) herein, and in addition to the other restrictions and limitations set forth herein, no Person (or group of Persons exercising Subscription Rights through a single Deposit Account) may subscribe for or purchase more than $800,000 of Common Stock in the Offerings and no Person, any Person together with any Associates or Persons otherwise Acting in Concert may, directly or indirectly, subscribe for or purchase more than $1,200,000 of Common Stock in the Offerings.

(b) The maximum number of shares of Common Stock that may be purchased in the Conversion and Reorganization by the ESOP shall not exceed 8% of the total Common Stock issued in the Conversion and Reorganization, including shares contributed to the Foundation, and the maximum number of shares that may be allocated to all Tax-Qualified Employee Stock Benefit Plans shall not exceed 10% of the total Common Stock issued in the Conversion and Reorganization, including shares contributed to the Foundation; provided, however, that purchases of Common Stock that are made by Plan Participants pursuant to the exercise of Subscription Rights granted to such Plan Participant in his or her individual capacity as a Participant or purchases by a Plan Participant in the Community Offering using the funds thereof held in Tax-Qualified Employee Stock Benefit Plans shall not be deemed to be purchases by a Tax-Qualified Employee Stock Benefit Plan for purposes of this Section 10(b).

(c) The number of shares of Common Stock that directors and Officers of the Primary Parties and their Associates may purchase in the aggregate in the Offerings shall not exceed 25% of the total shares sold in the Offerings, including any shares that may be sold in the event of an increase in the maximum of the Estimated Price Range to reflect changes in market, financial and economic conditions after commencement of the Subscription Offering and before completion of the Offerings.

(d) No Person may purchase fewer than 25 shares of Common Stock in the Offerings, to the extent such shares are available; provided, however, that if the Actual Purchase Price is greater than $20.00 per share, such minimum number of shares shall be adjusted so that the aggregate Actual Purchase Price for such minimum shares will not exceed $500.00.

(e) For purposes of the foregoing limitations and the determination of Subscription Rights, (i) directors, Officers and employees of the Primary Parties or their subsidiaries shall not be deemed to be Associates or a group Acting in Concert solely as a result of their capacities as such, (ii) shares purchased by Tax-Qualified Employee Stock Benefit Plans shall not be attributable to the individual trustees or beneficiaries of any such plan for purposes of determining compliance with the limitations set forth in Section 10(a) or Section 10(c) hereof, and (iii) shares purchased by a Tax-Qualified Employee Stock Benefit Plan pursuant to instructions of an individual with an account in such plan where the individual has the right to direct the investment, including any plan of the Bank qualified under Section 401(k) of the Code, shall be aggregated and included in that individual’s purchases and not attributed to the Tax-Qualified Employee Stock Benefit Plan.

(f) Subject to any required regulatory approval and the requirements of applicable laws and regulations, but without further approval of the Members, the Primary Parties may increase or decrease any of the individual or aggregate purchase limitations set forth herein to a percentage which does not exceed 5% of the total offering of shares of Common Stock in the Offerings whether before, during or after the Subscription Offering, Community Offering and/or Syndicated Community Offering. If an individual purchase limitation is increased after commencement of the Subscription Offering or any other offering, the Primary Parties shall permit any Person who subscribed for the maximum number of shares of Common Stock to purchase an additional number of shares, so that such Person shall be permitted to subscribe for the then maximum number of shares permitted to be subscribed for by such Person, subject to the rights and preferences of any Person who has priority Subscription Rights. If any of the individual or aggregate purchase limitations are decreased after commencement of the Subscription Offering or any other offering, the orders of any Person who subscribed for more than the new purchase limitation shall be decreased by the minimum amount necessary so that such Person shall be in compliance with the then maximum number of shares permitted to be subscribed for by such Person. In the event that the maximum purchase limitation is increased to 5% of the shares sold in the Offerings, such limitation may be further increased to 9.99%, provided that orders for Common Stock exceeding 5% of the shares of Common Stock sold in the Offerings shall not exceed in the aggregate 10% of the total shares of Common Stock sold in the Offerings.

(g) The Primary Parties shall have the right to take all such action as they may, in their sole discretion, deem necessary, appropriate or advisable to monitor and enforce the terms, conditions, limitations and restrictions contained in this Section 10 and elsewhere in this Plan and the terms, conditions and representations contained in the Order Form, including, but not limited to, the absolute right (subject only to any necessary regulatory approvals or concurrences) to reject, limit or revoke acceptance of any subscription or order and to delay, terminate or refuse to consummate any sale of Common Stock that they believe might violate, or is designed to, or is any part of a plan to, evade or circumvent such terms, conditions, limitations, restrictions and representations. Any such action shall be final, conclusive and binding on all persons, and the Primary Parties and their respective Boards shall be free from any liability to any Person on account of any such action.

11.	TIMING OF SUBSCRIPTION OFFERING; MANNER OF EXERCISING SUBSCRIPTION RIGHTS AND ORDER FORMS.

(a) The Subscription Offering may be commenced concurrently with or at any time after the mailing to Voting Members of the proxy materials to be used in connection with the Special Meeting of Members. The Subscription Offering may be closed before the Special Meeting of Members, provided that the offer and sale of the Common Stock shall be conditioned upon the approval of the Plan by the Voting Members at the Special Meeting of Members.

(b) The exact timing of the commencement of the Subscription Offering shall be determined by the Primary Parties in consultation with the Independent Appraiser and any financial, advisory or investment banking firm retained by them in connection with the Conversion and Reorganization. The Primary Parties may consider a number of factors, including, but not limited to, their current and projected future earnings, local and national economic conditions, and the prevailing market for stocks in general and stocks of financial institutions in particular. The Primary Parties shall have the right to withdraw, terminate, suspend, delay, revoke or modify any such Subscription Offering, at any time and from time to time, as they in their sole discretion may determine, without liability to any Person, subject to compliance with applicable securities laws and any necessary regulatory approval or concurrence.

(c) Promptly after the SEC has declared the Holding Company’s registration statement, which includes the Prospectus, effective and all required regulatory approvals have been obtained, the

Holding Company shall, distribute or make available the Prospectus, together with Order Forms for the purchase of Common Stock, to all Participants for the purpose of enabling them to exercise their respective Subscription Rights, subject to Section 13 hereof.

(d) A single Order Form for all Deposit Accounts maintained with the Bank by an Eligible Account Holder and any Supplemental Eligible Account Holder may be furnished, irrespective of the number of Deposit Accounts maintained with the Bank on the Eligibility Record Date and Supplemental Eligibility Record Date or the date for determining Other Members, respectively. No person holding a Subscription Right may exceed any otherwise applicable purchase limitation by submitting multiple orders for Common Stock. Multiple orders are subject to adjustment, as appropriate, and deposit balances will be divided on a pro rata basis among such orders in allocating shares in the event of an oversubscription.

(e) The recipient of an Order Form shall have no less than 20 days and no more than 45 days from the date of mailing of the Order Form (with the exact termination date to be set forth on the Order Form) to properly complete and execute the Order Form and deliver it to the Holding Company. The Holding Company may extend such period by such amount of time as it determines is appropriate. Failure of any Participant to deliver a properly executed Order Form to the Holding Company, along with full payment (or authorization for full payment by withdrawal) for the shares of Common Stock subscribed for, within the time limits prescribed, shall be deemed a waiver and release by such person of any rights to subscribe for shares of Common Stock. Each Participant shall be required to confirm to the Holding Company by executing an Order Form that such Person has fully complied with all of the terms, conditions, limitations and restrictions in this Plan.

(f) The Primary Parties shall have the absolute right, in their sole discretion and without liability to any Participant or other Person, to reject any Order Form that, among other things, is (i) improperly completed or executed; (ii) not timely received; (iii) not accompanied by the proper and full payment (or authorization of withdrawal from a Deposit Account for full payment) or, if provided for by the Holding Company, in the case of institutional investors in the Community Offering, not accompanied by an irrevocable order together with a legally binding commitment to pay the full amount of the purchase price no later than 48 hours before the completion of the Offerings; or (iv) submitted by a Person whose representations the Primary Parties believe to be false or who they otherwise believe, either alone, or Acting in Concert with others, is violating, evading or circumventing, or intends to violate, evade or circumvent, the terms and conditions of the Plan. Furthermore, in the event Order Forms (i) are not delivered and are returned to the Holding Company by the United States Postal Service or the Holding Company is unable to locate the addressee, or (ii) are not mailed pursuant to a “no mail” order placed in effect by the account holder, the Subscription Rights of the Person to which such rights have been granted will lapse as though such Person failed to return the contemplated Order Form within the time period specified thereon. The Primary Parties may, but will not be required to, waive any irregularity on any Order Form or may require the submission of corrected Order Forms or the remittance of full payment for shares of Common Stock by such date as they may specify. The interpretation of the Primary Parties of the terms and conditions of the Order Forms shall be final and conclusive.

12.	PAYMENT FOR COMMON STOCK.

(a) Payment for shares of Common Stock subscribed for by Participants in the Subscription Offering and payment for shares of Common Stock ordered by Persons in the Community Offering shall be equal to the Initial Purchase Price multiplied by the number of shares that are being subscribed for or ordered, respectively. Such payment may be made in cash, if delivered in person, or by check, bank draft or money order at the time the Order Form is delivered to the Holding Company , provided that checks will only be accepted subject to collection. The Primary Parties, in their sole and absolute discretion, may also elect to receive payment for shares of Common Stock by wire transfer. In addition, the Holding Company may elect to provide Participants and/or other Persons who have a Deposit Account with the Bank the opportunity to pay for shares of Common Stock by authorizing the Bank to withdraw from such Deposit Account an amount equal to the aggregate Initial Purchase Price of such shares. Payment may also be made by a Participant or other Person using funds held for such Participant’s benefit by a Bank Benefit Plan to the extent that such plan allows participants or any related trust established for the benefit of such participants to direct that some or all of their individual accounts or sub-accounts be invested in Common Stock. If the Actual Purchase Price is less than the Initial Purchase Price, the Holding Company shall refund the difference to all Participants and other Persons, unless the Holding Company chooses to provide Participants and other Persons the opportunity on the Order Form to elect to have such difference applied to the purchase of additional whole shares of Common Stock. If the Actual Purchase Price is more than the Initial Purchase Price, the Holding Company shall reduce the number of shares of Common Stock ordered by Participants and other Persons and refund any remaining amount that is attributable to a fractional share interest, unless the Holding Company chooses to provide Participants and other Persons the opportunity to increase the Actual Purchase Price submitted by them.

(b) Notwithstanding the above, if the Tax-Qualified Employee Stock Benefit Plans subscribe for shares of Common Stock during the Subscription Offering, such plans will not be required to pay for the shares at the time they subscribe but rather may pay for such shares subscribed for by such plans at the Actual Purchase Price upon consummation of the Offerings, provided that, in the case of the ESOP, there is in force from the time of its subscription until the consummation of the Conversion, a loan commitment to lend to the ESOP, at such time, the aggregate price of the shares for which it subscribed.

(c) If a Participant or other Person authorizes the Bank to withdraw the amount of the aggregate Purchase Price from his or her Deposit Account, the Bank shall have the right to make such withdrawal or to freeze funds equal to the aggregate Initial Purchase Price upon receipt of the Order Form. Notwithstanding any regulatory provisions regarding penalties for early withdrawals from certificate accounts, the Bank may allow payment by means of withdrawal from certificate accounts without the assessment of such penalties. In the case of an early withdrawal of only a portion of such account, the certificate evidencing such account shall be canceled if any applicable minimum balance requirement ceases to be met. In such case, the remaining balance will earn interest at the regular passbook rate. However, where any applicable minimum balance is maintained in such certificate account, the rate of return on the balance of the certificate account shall remain the same as prior to such early withdrawal. This waiver of the early withdrawal penalty applies only to withdrawals made in connection with the purchase of Common Stock and is entirely within the discretion of the Holding Company.

(d) The subscription funds will be held by the Bank or, in the Bank’s discretion, in an escrow account at an unaffiliated insured financial institution. The Holding Company shall pay interest, at not less than the Bank’s passbook rate, for all amounts paid in cash, by check, bank draft or money order to purchase shares of Common Stock in the Subscription Offering and the Community Offering from the date payment is received until the date the Conversion and Reorganization is completed or terminated.

(e) The Holding Company will not knowingly offer or sell any of the Common Stock proposed to be issued to any Person whose purchase would be financed by funds loaned, directly or indirectly, to the Actual Person by the Bank.

(f) Each share of Common Stock shall be non-assessable upon payment in full of the Actual Purchase Price.

13.	ACCOUNT HOLDERS IN NONQUALIFIED STATES OR FOREIGN COUNTRIES.

The Primary Parties shall make reasonable efforts to comply with the securities laws of all jurisdictions in the United States in which Participants reside. However, the Holding Company may elect that no Participant will be offered or receive any Common Stock under this Plan if such Participant resides in a foreign country or resides in a jurisdiction of the United States with respect to which any of the following apply: (a) there are few Participants otherwise eligible to subscribe for shares under this Plan who reside in such jurisdiction; (b) the granting of Subscription Rights or the offer or sale of shares of Common Stock to such Participants would require any of the Primary Parties or their respective directors and Officers, under the laws of such jurisdiction, to register as a broker-dealer, salesman or selling agent or to register or otherwise qualify the Common Stock for sale in such jurisdiction, or any of the Primary Parties would be required to qualify as a foreign corporation or file a consent to service of process in such jurisdiction; or (c) such registration, qualification or filing in the judgment of the Primary Parties would be impracticable or unduly burdensome for reasons of cost or otherwise.

14.	LIQUIDATION ACCOUNT.

(a) At the time of the MHC Merger, the Holding Company shall establish a Liquidation Account in an amount equal to the percentage of the outstanding shares of the Mid-Tier Holding Company common stock owned by the MHC before the MHC Merger, multiplied by the Mid-Tier Holding Company’s total stockholders’ equity as reflected in its latest statement of financial condition contained in the final Prospectus utilized in the Conversion and Reorganization, plus the value of the net assets of the MHC as reflected in the latest statement of financial condition of the MHC before the effective date of the Conversion and Reorganization (excluding its ownership of Mid-Tier Holding Company Common Stock). The function of the Liquidation Account will be to preserve the rights of certain holders of Deposit Accounts in the Bank who maintain such accounts in the Bank following the Conversion and Reorganization to a priority to distributions in the unlikely event of a liquidation of the Bank subsequent to the Conversion and Reorganization.

(b) The Liquidation Account shall be maintained for the benefit of Eligible Account Holders and Supplemental Eligible Account Holders, if any, who maintain their Deposit Accounts in the Bank after the Conversion and Reorganization. Each such account holder will, with respect to each Deposit Account held, have a related inchoate interest in a portion of the Liquidation Account balance, which interest will be referred to in this Section 14 as the “subaccount balance.” All Deposit Accounts having the same social security number will be aggregated for purposes of determining the initial subaccount balance with respect to such Deposit Accounts, except as provided in Section 14(d) hereof. As a result of the transactions described in Section 3(A)(ii) of this Plan and subject to the procedures set forth in such section, the Holding Company shall cause the Bank to establish and maintain the Bank Liquidation Account for the Benefit of Eligible Account Holders and Supplemental Eligible Account Holders, if any, who maintain their Deposit Accounts in the Bank after the Conversion and Reorganization.

(c) (i) In the event of a complete liquidation of (x) the Bank, or (y) the Holding Company subsequent to the Conversion and Reorganization (and only in such event) following all liquidation payments to creditors of the Bank (including those to Account Holders to the extent of their Deposit Accounts), each Eligible Account Holder and Supplemental Eligible Account Holder, if any, shall be entitled to receive a liquidation distribution from the Liquidation Account in the amount of the then current subaccount balances for Deposit Accounts then held (adjusted as described below) before any liquidation distribution may be made with respect to the capital stock of the Holding Company. No merger, consolidation, sale of bulk assets or similar combination transaction with another FDIC-insured institution in which the Bank or the Holding Company is not the surviving entity shall be considered a complete liquidation for this purpose. In any such transaction, the Liquidation Account or Bank Liquidation Account, as applicable, shall be assumed by the surviving entity.

(ii) In the unlikely event of a complete liquidation of (x) the Bank, or (y) the Bank and the Holding Company subsequent to the Conversion and Reorganization (and only in such event) following all liquidation payments to creditors of the Bank (including those to Eligible Account Holders and Supplemental Eligible Account Holders to the extent of their Deposit Accounts), at a time when the Bank has a positive net worth, and the Holding Company does not have sufficient assets (other than the stock of the Bank) at the time of the liquidation to fund the distribution due with respect to the Liquidation Account, the Bank with respect to the Bank Liquidation Account shall immediately pay directly to Eligible Account Holders and Supplemental Eligible Account Holders an amount necessary to fund the Holding Company’s remaining obligations under the Liquidation Account, before any liquidation distribution may be made to any holders of the Bank’s capital stock and without making such amount subject to the Holding Company’s creditors. Each Eligible Account Holder and Supplemental Eligible Account Holder shall be entitled to receive a distribution from the Holding Company Liquidation Account with respect to the Holding Company, in the amount of the then adjusted subaccount balance then held, before any distribution may be made to any holders of the Holding Company’s capital stock. No merger, consolidation, sale of bulk assets or similar combination transaction with another FDIC-insured institution, in which the Bank or the Holding Company is not the surviving entity shall be considered a complete liquidation for this purpose. In any such transaction, the Liquidation Account or Bank Liquidation Account, as applicable, shall be assumed by the surviving entity.

(iii) In the event of the complete liquidation of the Holding Company where the Bank is not also completely liquidating, or in the event of a sale or other disposition of the Holding Company apart from the Bank, each Eligible Account Holder and Supplemental Eligible Account Holder shall be treated as surrendering the rights to his or her Liquidation Account and receiving from the Holding Company an equivalent interest in the Bank Liquidation Account. Each such holder’s interest in the Bank Liquidation Account shall be subject to the same rights and terms as if the Bank Liquidation Account was the Liquidation Account (except that the Holding Company shall cease to exist).

(d) The initial subaccount balance for a Deposit Account held by an Eligible Account Holder and Supplemental Eligible Account Holder, if any, shall be determined by multiplying the opening balance in the Liquidation Account by a fraction, of which the numerator is the amount of the Qualifying Deposits of such account holder and the denominator is the total amount of Qualifying Deposits of all Eligible Account Holders and Supplemental Eligible Account Holders, if any. For Deposit Accounts in existence at both the Eligibility Record Date and the Supplemental Eligibility Record Date, if any, separate initial subaccount balances shall be determined on the basis of the Qualifying Deposits in such Deposit Accounts on each such record date. Initial subaccount balances shall not be increased, and shall be subject to downward adjustment as provided below.

(e) If the aggregate deposit balance in the Deposit Account(s) of any Eligible Account Holder or Supplemental Eligible Account Holder, if any, at the close of business on any annual closing date, commencing on or after the effective date of the Conversion and Reorganization, is less than the lesser of (a) the aggregate deposit balance in such Deposit Account(s) at the close of business on any other annual closing date subsequent to such record dates or (b) the aggregate deposit balance in such Deposit Account(s) as of the Eligibility Record Date or the Supplemental Eligibility Record Date, if any, the subaccount balance for such Deposit Account(s) shall be adjusted by reducing such subaccount balance in an amount proportionate to the reduction in such deposit balance. In the event of such a downward adjustment, the subaccount balance shall not be subsequently increased, notwithstanding any subsequent increase in the deposit balance of the related Deposit Account(s). The subaccount balance of an Eligible Account Holder or Supplemental Eligible Account Holder, if any, will be reduced to zero if the account holder ceases to maintain a Deposit Account at the Bank that has the same social security number as appeared on his Deposit Account(s) at the Eligibility Record Date or, if applicable, the Supplemental Eligibility Record Date.

(f) The creation and maintenance of Liquidation Account and the Bank Liquidation Account shall not operate to restrict the use or application of any of the net worth accounts of the Holding Company or the Bank, except that neither the Holding Company nor the Bank shall declare or pay a cash dividend on, or repurchase, its capital stock if the effect thereof would cause its equity to be reduced below: (i) the amount required for the Liquidation Account or Bank Liquidation Account as applicable; or (ii) the regulatory capital requirements of the Holding Company (to the extent applicable) or the Bank.

(g) The amount of the Bank Liquidation Account shall equal at all times the amount of the Liquidation Account. In no event will any Eligible Account Holder or Supplemental Eligible Account Holder be entitled to a distribution exceeding such holder’s subaccount balance in the Liquidation Account.

(h) For the two-year period following the completion of the Conversion and Reorganization, the Holding Company will not, except with the prior written approval of the OTS, (i) liquidate or sell the Holding Company, or (ii) cause the Bank to be liquidated or sold. Thereafter, upon the written request of the OTS, the Holding Company shall eliminate or transfer the Holding Company Liquidation Account to the Bank and the Liquidation Account shall be assumed by the Bank, at which time the interests of Eligible Account Holders and Supplemental Eligible Account Holders will be solely, exclusively and directly in the Bank Liquidation Account established in the Bank. If such transfer occurs, the Holding Company shall be deemed to have transferred the Liquidation Account to the Bank and such Liquidation Account shall become the liquidation account of the Bank and shall not be subject in any manner or amount to the claims of the Holding’s Company’s creditors. Approval of the Plan of Conversion shall constitute approval of the transactions described herein by the Members of the MHC and any other person or entity required to approve the Plan.

(i) For purposes of this Section 14, a Deposit Account includes a predecessor or successor account which is held by an account holder with the same social security number.

15.	TRANSFER OF DEPOSIT ACCOUNTS.

Each Person holding a Deposit Account at the Bank at the time of the Conversion and Reorganization shall retain an identical Deposit Account at the Bank following the Conversion and Reorganization in the same amount (as adjusted to give effect to any withdrawal made for the purchase of Common Stock) and subject to the same terms and conditions (except as to voting and liquidation rights).

16.	REQUIREMENTS FOLLOWING THE CONVERSION FOR REGISTRATION, MARKET MAKING AND STOCK EXCHANGE LISTING.

In connection with the Conversion and Reorganization, the Holding Company shall register the Common Stock pursuant to Section 12 of the Securities Exchange Act of 1934, as amended, and shall undertake not to deregister such stock for a period of three years thereafter. The Holding Company also shall use its best efforts to (i) encourage and assist a market maker to establish and maintain a market for the Common Stock, and (ii) list the Common Stock on a national or regional securities exchange or to have quotations for such stock disseminated on the Nasdaq Stock Market.

17.	COMPLETION OF THE OFFERINGS.

The Offerings will be terminated if not completed within 45 days after the last day of the Subscription Offering, unless an extension is approved by the OTS.

18.	REQUIREMENTS FOR STOCK PURCHASES BY DIRECTORS AND OFFICERS FOLLOWING THE CONVERSION.

For a period of three years following the Conversion, the directors and Officers of the Holding Company and the Bank and their Associates may not purchase Common Stock, without the prior written approval of the OTS, except from a broker-dealer registered with the SEC. This prohibition shall not apply, however, to (i) a negotiated transaction involving more than 1% of the outstanding Common Stock, and (ii) purchases of stock made by and held by any Tax-Qualified Employee Stock Benefit Plan (and purchases of stock made by and held by any Non-Tax-Qualified Employee Stock Benefit Plan following the receipt of stockholder approval of such plan) even if such Common Stock may be attributable to individual Officers or directors and their Associates. The foregoing restriction on purchases of Common Stock shall be in addition to any restrictions that may be imposed by federal and state securities laws.

19.	RESTRICTIONS ON TRANSFER OF STOCK.

All shares of Common Stock that are purchased by Persons other than directors and Officers of the Holding Company or the Bank shall be transferable without restriction. Shares of Common Stock purchased by directors and Officers of the Holding Company or the Bank on original issue from the Holding Company (by subscription or otherwise) shall be subject to the restriction that such shares shall not be sold or otherwise disposed of for value for a period of one year following the date of purchase, except for any disposition of such shares following the death of the original purchaser. The shares of Common Stock issued by the Holding Company to such directors and Officers shall bear the following legend giving appropriate notice of such one-year restriction:

“The shares of stock evidenced by this Certificate are restricted as to transfer for a period of one year from the date of this Certificate. These shares may not be sold during such one-year period without a legal opinion of counsel for the Company that said transfer is permissible under the provisions of applicable law and regulation. This restrictive legend shall be deemed null and void after one year from the date of this Certificate.”

In addition, the Holding Company shall give appropriate instructions to the transfer agent for the Holding Company with respect to the applicable restrictions relating to the transfer of restricted stock. Any shares issued at a later date as a stock dividend, stock split or otherwise with respect to any such restricted stock shall be subject to the same holding period restrictions as may then be applicable to such restricted stock. The foregoing restriction on transfer shall be in addition to any restrictions on transfer that may be imposed by federal and state securities laws.

20.	TAX RULINGS OR OPINIONS.

Consummation of the Conversion and Reorganization is conditioned upon prior receipt by the Primary Parties of either a ruling or an opinion of counsel with respect to federal tax laws to the effect that consummation of the transactions contemplated hereby will not result in a taxable reorganization under the provisions of the applicable codes or otherwise result in any adverse tax consequences to the Primary Parties or to account holders receiving Subscription Rights before or after the Conversion and Reorganization, except in each case to the extent, if any, that Subscription Rights are deemed to have fair market value on the date such rights are issued.

21.	STOCK COMPENSATION PLANS AND EMPLOYMENT AND SEVERANCE AGREEMENTS.

(a) The Holding Company and the Bank are authorized to adopt Tax-Qualified Employee Stock Benefit Plans in connection with the Conversion, including without limitation, an ESOP.

(b) Subsequent to the Conversion and Reorganization, the Holding Company and the Bank are authorized to adopt Non-Tax-Qualified Employee Stock Benefit Plans, including without limitation, stock option plans and restricted stock plans. In addition, any such plan implemented during the one-year period subsequent to the date of consummation of the Conversion and Reorganization: (i) shall be disclosed in the Prospectus; (ii) in the case of stock option plans and employee recognition or grant plans, shall be submitted for approval by the holders of the Common Stock no earlier than six months following consummation of the Conversion and Reorganization; and (iii) shall comply with all other applicable requirements of the OTS.

(c) Existing, as well as any newly-created, Tax-Qualified Employee Stock Benefit Plans may purchase shares of Common Stock in the Offerings, to the extent permitted by the terms of such benefit plans and this Plan.

(d) The Holding Company and the Bank are authorized to enter into employment or severance agreements with their executive officers.

22.	DIVIDEND AND REPURCHASE RESTRICTIONS ON STOCK.

(a) Following consummation of the Conversion and Reorganization, any repurchases of shares of capital stock by the Holding Company will be made in accordance with then applicable laws and regulations.

(b) The Bank may not declare or pay a cash dividend on, or repurchase any of, its capital stock if it would cause the regulatory capital of the Bank to be reduced below the amount required for the liquidation account. Any dividend declared or paid on, or repurchase of, the Bank’s capital stock also shall be in compliance with then applicable laws and regulations.

23.	AMENDMENT OR TERMINATION OF THE PLAN.

If deemed necessary or desirable by the Board of Directors of the Primary Parties, this Plan may be substantively amended, as a result of comments from regulatory authorities or otherwise, at any time before the solicitation of proxies from Voting Members to vote on the Plan and at any time thereafter with the concurrence of the OTS. Any amendment to this Plan made after approval by the Members with the concurrence of the OTS shall not necessitate further approval by the Members unless otherwise required by the OTS.

Before the Special Meeting, this Plan may be terminated by the Board of Directors of the Primary Parties without approval of the OTS. After the Special Meeting, the Board of Directors may terminate this Plan only with the concurrence of the OTS.

This Plan shall terminate if the Conversion and Reorganization is not completed within 24 months from the date of approval of the Plan at the Special Meeting.

24.	INTERPRETATION OF THE PLAN.

All interpretations of this Plan and application of its provisions to particular circumstances by a majority of each of the Boards of Directors of the Primary Parties shall be final, subject to the authority of the OTS.

[ANNEX A, B and C OMITTED]